UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2010

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4767 Nexus Centre Drive
San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On December 2, 2010 Senomyx issued a press release announcing that Firmenich SA has exercised its option to expand the companies’ Collaboration Agreement, dated July 28, 2009, as amended, related to Senomyx’s sweet-taste technology to include the discovery, development, and worldwide commercialization of natural flavor ingredients intended to enhance the taste of sucrose, fructose, and Rebaudioside (stevia).

Under the Collaboration Agreement, Senomyx is also using its proprietary technologies to discover and develop flavors that may be used by Firmenich on an exclusive basis worldwide as artificial sweet enhancers in all food product categories, and on a co-exclusive basis in powdered beverages.

In consideration of the expansion of the Collaboration Agreement, Firmenich will pay to Senomyx additional research funding as well as milestones, minimum annual royalties, and royalties on sales of natural sweet enhancers developed under the collaboration.  Firmenich is currently committed to fund ongoing research under the Collaboration Agreement through July 2011 and has three consecutive options of one year each that could further extend the collaborative research funding period through July 2014.

The combined total of the research funding and milestone payments applicable to the natural sweet enhancer program under the Collaboration Agreement could exceed $12.1 million if all milestones are achieved and all extension options are exercised. Firmenich has also agreed to reimburse us for certain costs we incur related to the research program that are in addition to these amounts. In addition, Senomyx will also continue to receive separate funding under the Collaboration Agreement for the program to discover and develop synthetic sweet enhancers on terms and conditions previously disclosed. The other material terms of the Collaboration Agreement also remain unchanged.

The press release referenced above is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d) Exhibits.

99.1        Press release of Senomyx, Inc. dated December 2, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/S/ DAVID BERGER

David Berger
Vice President, General Counsel and Corporate Secretary

Date: December 2, 2010